EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of July 16, 2001 (the “Effective Date”) at Tualatin, Oregon between DIGIMARC CORPORATION, a Delaware corporation (“Digimarc”) with offices at 19801 SW 72ND Avenue, Tualatin, OR 97062, and BRUCE DAVIS (“Executive”).

WITNESSETH:

WHEREAS, Executive is Chief Executive Officer of Digimarc; and

WHEREAS, Digimarc and Executive wish to memorialize the terms of Executive’s employment in a written agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.             PERIOD OF EMPLOYMENT.

Digimarc agrees to employ Executive, and Executive agrees to be so employed, on the terms and conditions set forth herein for the period beginning on the Effective Date and ending December 31, 2002, subject to automatic renewal or early termination as set forth below.  This Agreement will automatically renew for successive two-year periods unless terminated by written notice received at least one year prior to any scheduled termination or expiration of this Agreement.  “Term”, as used herein shall include the initial term and any such renewals.

2.             DUTIES AND RESPONSIBILITIES.

a.             Position.  Executive will serve as Chief Executive Officer of Digimarc in conformity with general management policies, guidelines and directions issued by the Board of Directors of Digimarc (the “Board”), and shall perform all services appropriate to that position as designated from time to time by the Board.  Executive will report directly to the Board, and will have general charge and supervision of those functions and such other responsibilities as are customary for his position.  As long as Executive serves as Chief Executive Officer, it is the intention of the Company that he will be nominated to serve on the Board and, as of the date of the next annual meeting of shareholders, will be nominated to serve as Chairman of the Board in addition to continuing to serve as Chief Executive Officer.

b.             Duties.  Executive will work exclusively for Digimarc on a full-time basis, devoting all of his time and attention during normal business hours to Digimarc’s business.  Executive will perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to facilitate the proper, efficient and successful operation of Digimarc’s business.

c.             Other Activity.  Except upon the prior approval of the Board, Executive (during the Term) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Digimarc, that might create a conflict of interest with Digimarc, or that otherwise might interfere with the business of Digimarc, or any Affiliate.  An “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Digimarc.  So that Digimarc may be aware of the extent of any other demands upon Executive’s time and attention, Executive shall disclose in confidence to Digimarc the nature and scope of any other business activity in which he is or becomes engaged during the Term.

3.             COMPENSATION AND BENEFITS.

As compensation for Executive’s services, Executive will receive a cash salary and bonus and participate in stock-based compensation plans, subject to the terms and conditions set forth in this Agreement.

a.             Salary.  Executive will be paid a salary of not less than $300,000 per year payable in such installments as are consistent with Digimarc’s general payroll practices as they may be amended, by Digimarc in its sole discretion, during the Term.  Digimarc will review Executive’s salary prior to the end of each calendar year during the term of the Agreement and adjust the salary as appropriate in light of Executive’s performance and data and recommendations from a mutually agreeable compensation consultant regarding compensation of similarly situated executives.  All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

b.             Performance Bonus.  Digimarc will pay a performance bonus to Executive within forty five days of the end of each calendar quarter of up to 50% of Executive’s salary earned during the quarter, based on the Board’s assessment of Executive’s performance against mutually agreed upon objectives, which shall be made in the Board’s discretion without regard to any of Digimarc’s bonus policies which may apply to other employees. Executive must be employed with Digimarc on the last day of any applicable calendar quarter in order to receive a bonus for that quarter.

c.             Stock options.  Digimarc will grant additional stock options to Executive consistent with general market practices for similarly situated executives as determined by periodic market surveys and analyses performed by a mutually agreeable compensation consultant.  Such surveys will be conducted not less than once per year.

d.             Vacation.  Executive will be entitled to four weeks vacation per year.

e.             Other Benefits. Digimarc will provide Executive with the same health, disability, retirement and death and other fringe benefits as are generally provided to other executives of the Company.  The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.  Digimarc reserves the ability, in its sole discretion, to adjust Executive’s benefits provided under this Agreement.

4.             TERMINATION.

a.             Executive’s employment will terminate automatically upon Executive’s death.

b.             Digimarc may terminate Executive’s employment at any time, upon thirty (30) days written notice to Executive, if Executive becomes permanently disabled.  Digimarc will determine permanent disability in good faith according to the same standards applicable to other executives of Digimarc.

c.             Digimarc may terminate Executive’s employment under this Agreement at any time (i) immediately for “cause” (which will mean for any action or inaction of Executive which is adverse to Digimarc’s interests, including, without limitation, Executive’s dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, act of bad faith, neglect of duty or material breach of this Agreement or of any Digimarc policy applicable to its Executives generally), or (ii) without cause upon thirty (30) days written notice to Executive.

d.             Executive may terminate his employment under this Agreement due to “adverse change in conditions of employment” at any time upon thirty (30) days prior written notice to Digimarc.  “Adverse change” shall include any of the following changes, if done without Executive’s prior written consent:  reduction in title or responsibilities, or mandatory relocation more than 35 miles from current place of employment.

e.             Executive may otherwise voluntarily terminate his employment at any time upon thirty (30) days prior written notice to Digimarc.

5.             EFFECTS OF TERMINATION.

a.             If Executive’s employment is automatically terminated by reason of Executive’s death or permanent disability or Executive voluntarily terminates his employment (except for a termination under Section 4(d) above), all Digimarc obligations under this Agreement will end except for payment of any Compensation payable under Section 3 for services performed prior to termination and reimbursement of properly authorized business expenses.

b.             If Digimarc terminates Executive for cause as defined in Section 4(c) above, all of Digimarc obligations under this Agreement will end except for payment of any

Compensation payable under Section 3 for services performed prior to termination and reimbursement of properly authorized business expenses.

c.             If Digimarc terminates Executive without cause or Executive terminates his employment under Section 4(d) above, all Digimarc obligations under this Agreement will end, except that Executive’s stock options will immediately and fully vest and Digimarc will continue to pay Salary and Bonus to Executive and provide continued benefits (or if unavailable under the general terms and provisions of the applicable plan, their equivalent) for Executive and his dependents, for two years from the date of termination, provided, however, that Digimarc shall have no obligation to make any such payments in the event Executive breaches Sections 7 or 8 of this Agreement.  The annualized compensation to be paid will be the sum of Executive’s Salary at the date of termination plus any Bonus earned in the most recent fiscal year.  The compensation will be paid according to Digimarc’s standard payroll schedules from the date of termination, as if Davis had not been terminated.  At the end of the second year after such a termination, all of Digimarc’s obligations under this Agreement shall end.

6.             EXCISE TAXES

a.             In the event that any payment, benefit or distribution or combination thereof (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with Digimarc (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.             An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by Digimarc.  Digimarc shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Executive within fifteen (15) days of Executive’s termination date, if applicable, or such other time as requested by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax).  If requested by Executive, Digimarc shall furnish Executive, at Digimarc’s expense, with an opinion reasonably acceptable to Executive from Digimarc’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination.  Any Gross-Up Payment determined pursuant to this Section 6(b) shall be paid by Digimarc to Executive within five (5) days of receipt of the Determination.

c.             As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).

                1.             An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to Executive from any governmental taxing authority that Executive’s tax liability (whether in respect of Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which Digimarc has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, or (iii) by reason of determination by Digimarc (which shall include the position taken by Digimarc, together with its consolidated group, on its federal income tax return).  If an Underpayment occurs, Executive shall notify Digimarc in writing of any claim by any government taxing authority that, if successful, would require the payment by Digimarc of any Gross-Up Payment or additional Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Digimarc of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Digimarc (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Digimarc notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give Digimarc any information reasonably requested by Digimarc relating to such claim, (ii) take such action in connection with contesting such claim as Digimarc shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Digimarc, (iii) cooperate with Digimarc in good faith in order to effectively contest such claim and (iv) permit Digimarc to participate in any proceedings relating to such claim; provided, however, that Digimarc shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return).  Without limitation on the foregoing provisions of this Section 6, Digimarc shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Digimarc shall determine; provided, further, that if Digimarc directs Executive to pay such claim and sue for a refund, Digimarc shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable Digimarc to contest such claim, Executive may limit this extension solely to such contested amount.  Digimarc’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the applicable governmental taxing authority.

                2.             An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment.  A “Final Determination” shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Excess Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by Digimarc to Executive, which loan Executive must repay to Digimarc together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Executive to Digimarc unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

d.             Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, Digimarc shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that Digimarc has actually withheld from the Payment or Payments.

7.             TERMINATION OBLIGATIONS.

a.             Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by

Executive in the course of or incident to his employment, belongs to Digimarc and shall be returned promptly to Digimarc upon termination of the Term.

b.             All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Digimarc.

c.             Upon termination of the Term, Executive shall be deemed to have resigned from all offices and directorships then held with Digimarc or any Affiliate.

d.             The representations and warranties contained in this Agreement and Executive’s obligations under this Section 7 on Termination Obligations and Section 8 on Proprietary Information shall survive the termination of the Term and the expiration of this Agreement.

e.             Following any termination of the Term, Executive shall fully cooperate with Digimarc in all matters relating to the winding up of pending work on behalf of Digimarc and the orderly transfer of work to other executives of Digimarc.  Executive shall also cooperate in the defense of any action brought by any third party against Digimarc that relates in any way to Executive’s acts or omissions while employed by Digimarc.

f.              Prior to beginning any employment within two years (2) year following any termination of the Term, Executive shall first provide Digimarc with the name and address of his prospective employer so that Digimarc may provide the new employer with a copy of this Agreement.

8.             PROPRIETARY INFORMATION AND COVENANT NOT TO

                COMPETE.

a.             Defined.  “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Digimarc, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Digimarc in the course of his or her employment or otherwise produced or acquired by or on behalf of Digimarc.  All Proprietary Information not generally known outside of Digimarc’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.”  Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:  (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects;  (ii) information about costs, profits, markets, sales, and lists of customers or clients;  (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.  Executive should consult any Digimarc procedures instituted to identify and protect certain types of Confidential Information, which are considered by Digimarc to be safeguards in addition to the protection provided by this Agreement.  Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

b.             General Restrictions on Use.  During the Term, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Digimarc and as is necessary to carry out his responsibilities under this Agreement.  Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Digimarc.  The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Digimarc.

c.             Location and Reproduction.  Executive shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current “need to know.”  Executive shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists.  Executive shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

d.             Prior Actions and Knowledge.  Executive represents and warrants that from the time of his first contact with Digimarc, he has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of Digimarc, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

e.             Third-Party Information.  Executive acknowledges that Digimarc has received and in the future will receive from third parties their confidential information subject to a duty on Digimarc’s part to maintain the confidentiality of this information and to use it only for certain limited purposes.  Executive agrees that he owes Digimarc and these third parties, during the Term and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Digimarc’s agreement with third parties.

f.              No Competition.  In the interest of preventing the use or disclosure of Confidential Information in breach of the preceding subsections and in consideration for Digimarc agreeing to make the post-termination payments to Executive described in Section 5(c),  Executive shall not, during his term of employment or for two (2) years following the termination of that employment, for any reason, perform work for any of Digimarc’s business competitors whether as an employee or as a consultant, and shall not serve as a director, partner, agent or shareholder of such competitor (except that Executive may hold less than 5% of the outstanding stock of any public company for investment purposes).  Additionally, Executive agrees that for a period of two (2) years after termination of the Term, he shall not, directly or indirectly, (i) divert or attempt to divert from Digimarc (or any Affiliate) any business of any kind in which it is engaged; or (ii) employ or recommend for employment any person employed by Digimarc (or any

Affiliate), unless Executive can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.  The parties to this Agreement hereby acknowledge and agree that this Agreement is a memorialization of Executive’s promotion and intended further promotion to Chairman of the Board, and that the agreements contained in this Section 8 are part of the consideration for such advancement in position.

g.             Interference with Business.  In order to avoid disruption of Digimarc’s business, Executive agrees that for a period of two (2) years after termination of the Term, he shall not, directly or indirectly, (i) solicit any customer of Digimarc (or any Affiliate) known to Executive during the Term to have been a customer; or (ii) solicit for employment any person employed by Digimarc (or any Affiliate).

9.             NOTICES.

Any notice to be given hereunder by Digimarc to Executive will be deemed to be given if delivered to Executive in person, or if mailed to Executive, by certified mail, postage prepaid, return receipt requested, at his address last shown on the records of Digimarc.  Any notice to be given by Executive to Digimarc will be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested to the Chief Financial Officer at Digimarc’s principal executive office, unless Executive or Digimarc will have duly notified the other party in writing of a change of address. If mailed, notice will be deemed to have been given when deposited in the mail as set forth above.

10.          AMENDMENTS.

This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by an executive officer of Digimarc other than Executive on the one hand, and Executive on the other hand.

11.          ENTIRE AGREEMENT.

This Agreement, together with any and all other written agreement(s) made contemporaneously herewith and applicable options and benefits plans of the company, constitute the entire agreement between the parties with respect to Executive’s employment by Digimarc from and after the Effective Date. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. This Agreement, as supplemented by such contemporaneous agreement(s), supersedes any prior employment agreement, written or oral, of Digimarc with respect to Executive.

12.          CAPTIONS.

The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

13.          BINDING EFFECT.

The rights and obligations of Digimarc hereunder will inure to the benefit of, and will be binding upon, Digimarc and its respective successors and assigns, and the rights and obligations of Executive hereunder will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and estate.

14.          SEVERABLE PROVISIONS.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

15.          GOVERNING LAW.

This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Oregon.

16.          INTERPRETATION.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.          EMPLOYEE ACKNOWLEDGEMENT.

Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the

Effective Date.

	DIGIMARC CORPORATION	EXECUTIVE

BY:	/s/ PHILIP MONEGO	/s/ BRUCE DAVIS
	PHILIP MONEGO	BRUCE DAVIS
CHAIRMAN